[INTEGRATED BIOPHARMA LOGO]

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FOR IMMEDIATE RELEASE                     CONTACT:  LANCE BALLER
MAY 6, 2003                               VICE PRESIDENT OF CORPORATE
                                          DEVELOPMENT & COMMUNICATIONS
                                          INTEGRATED BIOPHARMA, INC.
                                          (303) 470-0055


              INTEGRATED BIOPHARMA REPORTS RECORD THIRD QUARTER AND
                         YEAR TO DATE OPERATING EARNINGS

Hillside, N.J., May 6, 2003-- Integrated BioPharma, Inc. (AMEX: INB) today announced its financial results for the third quarter ended March 31, 2003.

Third quarter revenues increased approximately 26% to $6,670,254 from $5,278,366 for the same period a year ago. Net operating income for the quarter was $217,754 compared to operating income of $141,313 for the comparable quarter of last year, an increase of approximately 54%.

Net operating income for the nine months ended March 31, 2003 increased by 57% to $731,086 compared to net operating income of $464,711 for the nine months ended March 31, 2003. The nine months that ended March 31, 2002 also included the proceeds from a lawsuit in the amount of $706,000 (net of taxes). Revenues increased approximately 4% to $17,464,163 from $16,739,241 for the same period a year ago. Current operating earnings per share reflect dilution as a result of previous announced acquisitions and the effect of stock options.

"We are pleased with the continued improvement in profits and are encouraged that this trend will continue," commented E. Gerald Kay Chairman of the Board of Integrated BioPharma, Inc.

Mr. Kay will resume the office of Chief Executive Officer of the Company as of May 9, 2003 when Seymour Flug, the current CEO retires from that position to become the Managing Director of a Charitable Foundation. Mr. Flug will remain as a Director and Senior Advisor of the Company with special focus on financial matters and acquisitions.

Integrated BioPharma serves the varied needs of the nutraceutical, biotech and pharmaceutical industries. Through several wholly owned subsidiaries, Integrated BioPharma develops, manufactures and distributes more than 130 products worldwide. Integrated BioPharma recently upgraded and expanded its manufacturing facilities to increase production capacity. Integrated


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BioPharma's recent acquisitions propel it into the growing field of genetically engineered human therapeutics. These acquired companies have significant competitive presence in the high growth industry of naturally occurring chemotherapeutic anti-cancer agents. Integrated BioPharma currently consists of eight operating units with significant competitive advantages derived from shared resources, synergies and economies of scale. Further information is available at www.iBioPharma.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

The following tables set forth the financial results:

                                                For the Three Months Ended
                                                --------------------------
                                            March 31, 2003      March 31, 2002
                                            --------------      --------------
Total Revenue                                 $ 6,670,254         $ 5,278,366
                                              -----------         -----------
Pretax Operating Income                           399,625             305,963
Provision for Income Taxes                        181,871             164,650
                                              -----------         -----------
Net Income                                    $   217,754         $   141,313
                                              ===========         ===========
Diluted EPS                                   $      0.02         $       .02
                                              ===========         ===========
Average Common Shares
Outstanding-fully diluted                      10,076,809           7,370,298
                                              ===========         ===========


                                                  For the Nine Months Ended
                                                  -------------------------
                                              March 31, 2003    March 31, 2002
                                              --------------    --------------
Total Revenue                                   $17,464,163       $16,739,241
                                                -----------       -----------
Pretax Operating Income                           1,316,547           768,643
Provision for Income Taxes                          585,461           303,932
                                                -----------       -----------
Net Operating Income                                731,086           464,711
Proceeds from Lawsuit (net of taxes)                     --           706,000
                                                -----------       -----------
Net Income                                      $   731,086       $ 1,170,711
                                                ===========       ===========
Diluted EPS                                     $      0.09       $       .17
                                                ===========       ===========
Average Common Shares
Outstanding-fully diluted                         8,212,210         7,092,811
                                                ===========       ===========


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